EXHIBIT 10.1

MERCHANT PORTFOLIO PURCHASE AGREEMENT

This MERCHANT PORTFOLIO PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 30th day of September, 2008 (the "Effective Date") by and among BAR HARBOR BANK & TRUST, a Maine financial institution ("Transferor"), TRANSFIRST, LLC, a Delaware limited liability company ("TransFirst"), and COLUMBUS BANK AND TRUST COMPANY, a Georgia state banking corporation ("Transferee" and collectively with TransFirst, the "Buyer Parties").

RECITALS

WHEREAS, Transferor is a party to certain Merchant Agreements (defined below) pursuant to which Transferor has agreed to provide certain Card processing services in connection with Transferor’s Merchant Business;

WHEREAS, Transferor, pursuant to TransFirst’s request, and to give effect to the sale of the Merchant Portfolio contemplated by the Referral and Sales Representative Agreement between TransFirst and Transferor, dated as of the same date hereof (the "RSA Agreement"), has agreed to sell, assign and transfer to the Transferee all rights, title and interest of Transferor in and to the Merchant Agreements for the Merchants identified on Exhibit A, attached hereto and made a part hereof, (the "Merchant Portfolio"), as more fully described below;

WHEREAS, the Transferee has agreed to accept from Transferor the assignment and transfer of the Merchant Agreements for the merchants in the Merchant Portfolio, in order for Transferee to provide sponsorship services for merchants in the Merchant Portfolio, pursuant to the terms contained in the Clearing and Settlement Services Agreement between TransFirst and Transferee dated July 23, 2004, as amended from time to time (the "Sponsorship Agreement"); and

WHEREAS, TransFirst, as of the Transfer Date (subject to transition services to be provided in accordance with Section 6 hereof), acting for Transferee as a Third Party Servicer under the VISA Rules and a Third Party Processor (a category of Member Service Provider) under the MasterCard Rules (and/or such other capacity(ies) as TransFirst is required to act pursuant to the Sponsorship Agreement), either directly or through other Third Party Servicers and Third Party Processors, will commence in providing merchant processing services for the Merchants in the Merchant Portfolio in connection with the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

  Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings set forth below:

  "Alternative Arrangement" shall have the meaning set forth in Section 7(a) of this Agreement.

  "Asserted Liability" shall have the meaning set forth in Section 11(d) of this Agreement.

  "Association Rules" means, as applicable, the written rules and regulations, system manuals, procedures and requirements issued by VISA, MasterCard, other applicable Card Associations and Debit Card Networks, as amended from time to time.

  "Assumed Liabilities" means the following liabilities or obligations: (a) all liabilities and obligations first arising on or after the Transfer Date to perform under the Purchased Assets; (b) all obligations to pay assessments, interchange fees, transaction fees, fines, penalties or other fees or charges to the Card Associations, provided such obligations relate to transactions which both (i) occur under the Purchased Assets and (ii) first occur on or after the Transfer Date; (c) all obligations to pay, make, suffer or incur any debts liabilities, Taxes, benefits, losses, Credit Losses, or charge-backs to the extent such obligations relate to transactions which both (i) occur under the Purchased Assets and (ii) first occur on or after the Transfer Date; or (d) any other claims, liabilities or litigation in respect of the Purchased Assets, and the business conducted in connection with the foregoing, provided that such claims, liabilities or litigation relate to or arise out of events, transactions, actions or omissions of the Buyer Parties on or after the Transfer Date (and subject to the Buyer Protected Parties’ indemnity rights hereunder).

  "Assumption Agreement" means the Assignment and Assumption Agreement in the form attached hereto as Schedule 1 to this Agreement.

  "Books and Records" shall have the meaning set forth in Section 4(a) of this Agreement.

  "Buyer Protected Party" shall have the meaning set forth in Section 11(a) of this Agreement.

  "Card" means a credit or debit card issued directly by or pursuant to a license granted by or on behalf of, a Card Association.

  "Card Association" means Visa, MasterCard and any other association or Card issuer having proprietary rights to and clearing and oversight responsibilities with respect to any Card used to effect transactions for which processing services are provided, and includes any Debit Card Network utilized to authorize and settle any debit card used to effect transactions for which certain processing services are provided.

  "Claims Notice" shall have the meaning set forth in Section 11(d) of this Agreement.

  "Commercially Reasonable Efforts" means the efforts that a reasonable person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible; provided, that a person required to use Commercially Reasonable Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such person of this Agreement and the transactions contemplated hereby or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

  "Conversion" shall have the meaning set forth in Section 5 of this Agreement.

  "Conversion Revenues" shall have the meaning set forth in Section 6(a) of this Agreement.

  "Credit Loss" means any loss resulting from (i) the failure by a Merchant to pay amounts owed by it under a Merchant Agreement, (ii) any failure by a Merchant to comply with applicable Association Rules, and (iii) any fraud on the part of a Merchant or a consumer doing business with a Merchant.

  "Debit Card Network" means any of the electronic funds transfer networks set forth on Exhibit B.

  "Effective Date" shall have the meaning set forth in the introduction to this Agreement.

  "Encumbrance" means any lien (including any Tax lien), claim, charge, security interest, mortgage, pledge, easement, conditional sale or title retention agreement, defect in title, covenant or other restriction of any kind.

  "Indemnified Party" shall have the meaning set forth in Section 11(d) of this Agreement.

  "Indemnifying Party" shall have the meaning set forth in Section 11(d) of this Agreement.

  "Loss" or "Losses" shall have the meaning set forth in Section 11(a) of this Agreement.

  "MasterCard" means MasterCard International.

  "Material Adverse Effect" means (a) with respect to either the Buyer Parties or Transferor, a material impairment of such party’s ability to perform its material obligations under this Agreement and (b) with respect to the Purchased Assets or Transferor’s Merchant Business, a material adverse change in or a material adverse effect upon the Purchased Assets or Transferor’s Merchant Business, excluding any change attributable to or resulting from (1) changes in laws, regulations, interpretations of laws or regulations, or accounting requirements applicable to companies engaged in the Merchant Business or (2) actions, or effects of actions, taken by Transferor either required by or contemplated in this Agreement or with the prior written consent of TransFirst.

  "Merchant" means a merchant in the Merchant Portfolio.

  "Merchant Agreement" shall mean the agreement between Transferor and each Merchant that governs such Merchant’s participation in Transferor’s merchant program for Card processing services.

  "Merchant Business" shall mean the business of Transferor relating to the acceptance of Card transaction records in documentary or electronic form from Merchants in connection with the processing and clearing of such records for settlement and payment to such Merchants under or pursuant to any Merchant Agreement.

  "Merchant Portfolio" shall have the meaning set forth in the Recitals to this Agreement.

  "Merchant Reserve Account" means (i) one or more accounts maintained and controlled by Transferor for the deposit of funds received from Merchants pursuant to their respective Merchant Agreements, and (ii) all letters of credit, bonds, insurance policies, guarantees, and all other security and collateral, in each case held by or on behalf of Transferor to secure Merchant obligations to Transferor with respect to the Merchant Portfolio.

  "Net Revenue" means, for any period of time, the total Conversion Revenues less all interchange fees, Service Provider fees and penalties (but only to the extent such fees and penalties are paid for merchant processing services), dues and assessments charged by Visa, MasterCard, other applicable Card Associations and Debit Card Networks and their respective issuing banks and the authorization, capture and settlement costs paid by Transferor relating to such Conversion Revenues for such period of time.

  "Non-Transferable Contract" shall have the meaning set forth in Section 7(a) of this Agreement.

  "Permitted Liens" shall mean liens for Taxes not yet due and payable.

  "Pre-Closing Taxes" shall have the meaning set forth in Section 9 of this Agreement.

  "Purchase Price" shall have the meaning set forth in Section 2(b) of this Agreement.

  "Purchased Assets" shall have the meaning set forth in Section 2(a) of this Agreement.

  "RSA Agreement" shall have the meaning set forth in the Recitals to this Agreement.

  "Schedules" shall have the meaning set forth in Section 8(a) to this Agreement.

  "Service Provider" means each of First Data Resources, Inc. and New England Bankcard Association.

  "Sponsorship Agreement" shall have the meaning set forth in the Recitals to this Agreement.

  "Taxes" means federal, state, county, local, foreign, or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage, or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated, and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto).

  "Third-Party Claim" shall have the meaning set forth in Section 11(e) of this Agreement.

  "Transfer Date" shall have the meaning set forth in Section 3 of this Agreement.

  "Transfer Taxes" shall have the meaning set forth in Section 9 of this Agreement.

  "Transferor Protected Party" shall have the meaning set forth in Section 11(b) of this Agreement.

  "VISA" means Visa U.S.A., Inc.

  Assignment and Assumption; Purchase Price.
    Effective as of the Transfer Date and upon payment by TransFirst of the Purchase Price, and except as provided in Section 2(d) of this Agreement, Transferor hereby sells, transfers, conveys, assigns and delivers to Transferee, and Transferee hereby purchases and accepts from Transferor, free and clear of Encumbrances of any kind (other than Permitted Liens), all right, title and interest of Transferor in, to and under the following (the "Purchased Assets"):
      each Merchant Agreement with each Merchant, including all rights and interests of Transferor arising under the Merchant Agreements and related merchant processing accounts; and
      Transferor’s Books and Records.
    TransFirst shall pay to Transferor an amount equal to two hundred fifty thousand dollars ($250,000.00) (the "Purchase Price") on the Transfer Date by wire transfer (in accordance with written wire transfer instructions to be provided by Transferor) in immediately available funds in consideration of the assignment and transfer of the Purchased Assets to Transferee in accordance with Section 2(a) above.
    Notwithstanding any provision to the contrary herein, TransFirst’s obligation to consummate the acquisition of the Purchased Assets and pay the Purchase Price pursuant to this Agreement is conditioned upon (i) the representations and warranties of Transferor under Section 8, as made on the Effective Date, being true and correct in all material respects, except for those representations and warranties of Transferor that are already subject to a materiality qualification, which such representations and warranties shall be true and correct in all respects, as of the Transfer Date, and (ii) delivery to TransFirst on the Transfer Date by an authorized officer of Transferor and on behalf of Transferor of an officer’s certificate certifying that the condition set forth in the foregoing clause (i) of this Section 2(c) is satisfied.
    Excluded Assets. Notwithstanding the forgoing, all assets of the Transferor not listed in Section 2(a) are excluded from the Purchased Assets and are to be retained by the Transferor as of the Transfer Date.
    Assumed Liabilities. On the terms and subject to the conditions set forth herein, the Buyer Parties will assume on the Transfer Date pursuant to the Assumption Agreement, and pay and perform when due, the Assumed Liabilities.
    Excluded Liabilities. Other than the specifically listed Assumed Liabilities, the Buyer Parties do not assume any of Transferor’s current or future liabilities and obligations, whether absolute, contingent, known or unknown, determinable or not determinable or otherwise, related to Transferor’s operation of the Merchant Business prior to the Transfer Date, including any chargebacks or other credit-related losses attributable to Card transactions having a posting date prior to the Transfer Date, all of which shall be retained by Transferor.
  Transfer Date. The transfer and assignment of the Purchased Assets pursuant to this Agreement shall take place and be effective as of November 1, 2008 (the "Transfer Date").
  Instruments of Transfer and Assumption and Other Deliveries.
    Within fifteen (15) days following the Transfer Date, Transferor shall deliver to TransFirst originals of (or, in the event that Transferor does not have and cannot reasonably obtain possession of originals, then copies of) all books, records and documents (whether tangible or intangible) of Transferor relating to the Merchant Agreements that are reasonably required to properly manage and monitor Transferor’s Card processing services and other obligations under the Merchant Agreements, including without limitation originals or copies of all Merchant Agreements (collectively the "Books and Records"). Transferor may retain originals or copies of such Books and Records as it deems necessary or appropriate to service any Merchant prior to the Conversion of that Merchant’s account being finally completed as contemplated by this Agreement, and will transfer over to Transferee any such retained Books and Records upon completion of Conversion.
    From and after the Transfer Date, as necessary or appropriate, Transferor shall:
      Give such further assurances to Transferee and execute, acknowledge, and deliver to Transferee such acknowledgements, bills of sale, deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer and take such further action as may be reasonably necessary and appropriate to vest in Transferee all of Transferor’s interest in and legal and equitable title to the Purchased Assets (including any and all of Transferor’s related security interests);
      Assist the Buyer Parties in the orderly Conversion of the Merchants, as further set forth in Sections 5 and 6 of this Agreement; and
      Deliver, at Transferor’s actual out-of-pocket cost (which cost shall be reimbursed by Transferee) for such delivery, such other related information as Transferee may reasonably request.
    If Transferor, after the Transfer Date, receives any correspondence or other written communication from a Merchant under, regarding or with respect to a Merchant Agreement assigned pursuant to Section 2 with respect to transactions occurring before or after the Transfer Date, Transferor agrees that it shall as soon as practicable, and in any event, within ten (10) business days, forward such communication to Transferee and to TransFirst. If after the Transfer Date, Transferor receives a verbal communication from a Merchant with respect to a Merchant Agreement that has been assigned pursuant to Section 2, Transferor shall instruct said Merchant to contact TransFirst at the address or telephone number provided in Section 12.
  Conversion of Merchants. Subject to the conditions herein, Transferor authorizes Transferee (or its agents) to convert all Merchants to the Buyer Parties’ processing system for authorization, settlement and other Card processing services. Beginning on the Transfer Date, the Buyer Parties and Transferor will provide for and undertake the conversion (the "Conversion") of the Card processing services of each Merchant to the Buyer Parties’ processing system. The Buyer Parties on the one hand and Transferor on the other hand will use Commercially Reasonable Efforts to cooperate with each other to complete the Conversion as promptly as practicable after the Transfer Date, and no later than February 28, 2009, provided that the Conversion may be extended past February 28, 2009 only to the extent necessary to accommodate reasonable extension requests of TransFirst related to circumstances beyond the Buyer Parties’ reasonable control, and to cooperate with and assist each other in the Conversion so as to minimize any risk of disruption to the businesses or operations of Merchants. Notwithstanding the requirement of Conversion or any other provision of this Agreement, all of the economic rights and benefits of the Purchased Assets shall be vested in Transferee as of the Transfer Date. Included in the obligations of Transferor pursuant to this Section 5, but without limitation, are Transferor’s obligations to: (i) as soon as practicable after the date hereof, file with the Card Associations all documents required by the Card Associations to complete such Conversion, if it has not already done so, and (ii) assist TransFirst as applicable, with a mailing intended to notify Merchants of the assignment of their Merchant Agreements and of certain amendments (if any) thereto.
  Transition Services.
    Transferor’s responsibilities in effectuating the Conversion will include continuing to provide Card processing services to the Merchants in accordance with the terms of the Merchant Agreements from and after the Transfer Date until completion of Conversion (including causing credit to be provided to Merchants substantially in the same manner and with no less than the same degree of care as performed with the Merchants prior to the date of execution of this Agreement). Any processing services performed by Transferor hereunder during Conversion will be consistent with Transferor’s provision of such services prior to the Effective Date and will be in compliance with the terms of the applicable Merchant Agreements. Without limiting the foregoing, Transferor will continue to perform risk management with respect to the Merchants in a manner consistent with Transferor’s past practices. From and after the Transfer Date, Transferor will collect, on behalf of the Buyer Parties, any and all processing and other fees and charges related to the Merchant Agreements in accordance with the terms of such agreements (the "Conversion Revenues"). For the avoidance of doubt, Transferor will continue to pay the Service Providers used to provide merchant processing services to each Merchant prior to Conversion of such Merchant Agreement, consistent with its past practices.
    Beginning on the Transfer Date and until the Conversion, Transferor shall pay to TransFirst not later than the fifteenth (15th) day of each calendar month the Net Revenue generated pursuant to those Merchant Agreements not yet converted and occurring in the immediately preceding month. At the time of each such payment of Net Revenue, Transferor shall also furnish to TransFirst a report with reasonable detail as to the transaction volume and charges used to calculate the Net Revenue. Transferor shall, within three (3) business days after a request by TransFirst, provide TransFirst with a copy of, or access to, all work papers and books and records used by Transferor to calculate the Net Revenue.
    After the Transfer Date, the Buyer Parties will be responsible for all Credit Losses relating to transactions processed by a Merchant after the Transfer Date but before its Conversion, and TransFirst will reimburse Transferor for any uncollected amount within fifteen (15) days of its receipt of an invoice for such amounts. Transferor shall notify TransFirst as soon as reasonably practicable upon becoming aware of any situation that is likely to result in a Credit Loss to TransFirst.
    Transferor shall ensure that the services it provides (or causes to be provided, whether by the Service Providers or others) pursuant to this Section 6 comply with all applicable Association Rules, regulations and certification requirements of applicable Card Associations and all laws, regulations, rules, ordinances, orders and other requirements applicable thereto.
  Non-Transferable Contracts.
    Transferor hereby agrees to use its reasonable best efforts to obtain, and TransFirst shall cooperate in good faith to assist in obtaining, any consent or waiver required to assign to the Buyer Parties all rights, benefits and interests under each Merchant Agreement that is part of the Merchant Portfolio. Notwithstanding any provision of this Agreement to the contrary, however, nothing in this Agreement shall be determined to transfer or assign to the Buyer Parties any Merchant Agreement if (a) an attempted transfer or assignment, without the consent of the respective Merchant or any other third party would constitute a breach thereof or in any way adversely affect the rights of the Buyer Parties thereunder, and (b) such Merchant or other third party, as applicable, does not give its consent (each a "Non-Transferable Contract"). With respect to each such Non-Transferable Contract, (y) Transferor shall cooperate in any reasonable and lawful arrangements designed to provide to the Buyer Parties all of the benefits, economic and otherwise, of such Non-Transferable Contract (and Transferor shall not terminate such Non-Transferable Contract except with TransFirst’s express written consent), and (z) Transferor shall use its reasonable best efforts to enforce, at the reasonable request and for the account of the Buyer Parties, any right of Transferor arising under such Non-Transferable Contract against the other party or parties thereto (including the right to amend or terminate any such Non-Transferable Contract in accordance with the terms thereof) (an arrangement as set forth in clauses (y) and (z) above referred to herein as an "Alternative Arrangement").
    To the extent an Alternative Arrangement reasonably acceptable to TransFirst cannot be reached with respect to any Non-Transferable Contract, Transferor shall refund to TransFirst a portion of the Purchase Price proportionate to the value of the Non-Transferable Contract, as reasonably determined by Transferor and TransFirst.
  Representations and Warranties.
    Except as otherwise disclosed to the Buyer Parties in a schedule attached hereto and made a part hereof (which schedule contains appropriate references to identify the representations and warranties herein to which the information in such schedule relates) (the "Schedules"), Transferor hereby represents and warrants to the Buyer Parties the following as of the date hereof and as of the Transfer Date:
      Organization. Transferor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority and all governmental approvals to carry on its business as now conducted.
      Authority. Transferor has the power, capacity and authority to execute, deliver and perform this Agreement and has secured all of its necessary corporate consents and approvals in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of Transferor enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights generally, and the rights of creditors of federally insured financial institutions, and to general principles of equity (whether enforcement is sought in a proceeding in equity or at law).
      No Violation; Litigation and Governmental Investigations.
        Neither the execution and delivery by Transferor of this Agreement and the RSA Agreement, nor its performance hereunder or thereunder, will (1) except as disclosed on Schedule 8(a)(iii)(A), violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any agreement (including any Merchant Agreement), indenture, mortgage, or lease to which Transferor is a party or by which it or its properties are bound, which breach or default would constitute a Material Adverse Effect on the Transferor or on the Transferor’s Merchant Business; (2) constitute a violation by Transferor of any law, regulation or Association Rules applicable to the Transferor, (3) violate any provision of the charter or bylaws of Transferor, or (4) violate any order, judgment, injunction or decree of any court, arbitrator or governmental body against or binding upon Transferor.
        There is no litigation or arbitration, and no inquiry or investigation by any governmental authority, pending or, to the best of Transferor's knowledge, threatened, against Transferor in connection with the Merchant Portfolio or any Purchased Assets, or the assignment and transfer of the Purchased Assets pursuant hereto. The Purchased Assets have been established and maintained in accordance with all applicable laws, rules, and regulations and all applicable Association Rules.
      Purchased Assets. Transferor is the sole owner of all rights, title and interest in and to, and has good and valid title to, the Purchased Assets, free and clear of all Liens (other than Permitted Liens), and Transferor’s rights under each of the Purchased Assets may be sold, assigned and transferred to the Buyer Parties, (assuming receipt of the consents listed on Schedule 8(a)(iv)). The Purchased Assets will be conveyed to Transferee free and clear of all Liens (other than Permitted Liens). There are no Tax claims relating to the Purchased Assets presently being asserted against Transferor or the Purchased Assets and to the knowledge of Transferor there is no basis for any such claim. Transferor has not previously conveyed any of the Purchased Assets to any other person. Transferor has adequate authorization from each merchant permitting Transferor or another financial institution designated by Transferee to follow Transferee’s payment instructions to debit and credit the Merchant account of such Merchant in accordance with the terms of such Merchant’s Merchant Agreement.
      Merchant Agreements.
        All of the Merchant Agreements are in full force and effect and constitute valid and binding obligations of Transferor and the Merchants party thereto, and such Merchant Agreements have not been amended or terminated, and Transferor is not as of the date hereof negotiating any modification or amendments to any such Merchant Agreement, except for renewals of Merchant Agreements on substantially the same terms as those in effect prior to renewal. Transferor is an original party to the Merchant Agreements. Transferor is not in default (and would not be in default upon notice, lapse of time or both) under any provision of the Merchant Agreements, and to Transferor’s knowledge, there is no default by any other party to any Merchant Agreement or any dispute between Transferor and any other party to a Merchant Agreement.
        Prior to the execution of this Agreement, Transferor has made available for review to the Buyer Parties (1) Merchant Agreements for Transferor’s top twenty-five (25) Merchants based on gross sales for the twelve (12) month period ending July 31, 2008, which are listed on Schedule 8(a)(v)(B), and (2) all forms of Merchant Agreements used or in use by Transferor for the three (3) years prior to the Transfer Date, which such forms are attached as part of Schedule 8(a)(v)(B). Each Merchant Agreement contains substantially the same terms as such standard forms provided in Schedule 8(a)(v)(B), subject to variations that are immaterial.
        Schedule 8(a)(v)(C) lists each Merchant with which Bank does not have a Merchant Agreement executed by such Merchant, and for each such Merchant, the terms on which such Merchant receives services from Transferor are on substantially the same terms as those provided in the standard forms(s) of Merchant Agreements attached to Schedule 8(a)(v)(B), subject to variations that are immaterial. Such Merchant relationships listed on Schedule 8(a)(v)(C) have not been terminated, and Transferor is not as of the date hereof negotiating any modification or amendments to any such Merchant relationship, other than to negotiate a Merchant Agreement to be entered into with any Merchant listed on Schedule 8(a)(v)(C) that contains substantially the same terms as the standard forms provided in Schedule 8(a)(v)(B), subject to variations that are immaterial.
        Schedule 8(a)(v)(D) identifies any party to any Merchant Agreement to whom material, on-going price concessions have been granted during the twelve (12) months immediately prior to the Effective Date.
        Exhibit A contains a complete and accurate list of all Merchants in the Merchant Portfolio.
      Financial Information and Books and Records.
        The financial and other information concerning Transferor’s Merchant Business and sales volume, as well as other information, attached hereto as Schedule 8(a)(vi) is true, accurate, and correct in all material respects and fairly presents the financial condition of the portion of Transferor’s Merchant Business to be purchased pursuant to this Agreement as of and for the periods indicated on such information. Except as set forth on Schedule 8(a)(vi), the Merchant Agreements listed on Schedule 8(a)(v)(B) and the Merchant relationships listed on Schedule 8(a)(v)(C) represent all the agreements and Merchant relationships used in that portion of Transferor’s Merchant Business for which the financial results are set forth on Schedule 8(a)(vi).
        All of the books, records, and documents of Transferor to be provided to TransFirst pursuant to Section 4 hereof, considered as a whole, are in all material respects accurate and complete, in accordance with all laws, regulations, and rules applicable to Transferor and fairly and accurately present and reflect in all material respects the transactions described therein.
      Consents and Approvals. Except as set forth on Schedule 8(a)(vii), no action of, filing with, notification to, consent or approval of, or payment of any amount to any governmental or public body, Merchant or other person is required of Transferor to authorize, or is otherwise required in connection with, the authorization, execution and delivery by Transferor of this Agreement or the RSA Agreement or the consummation of the transactions contemplated in this Agreement or in the RSA Agreement to avoid the violation or breach of, or default under, or the creation of any Encumbrance on any of the Purchased Assets pursuant to the terms of any law, regulation, order, decree or award of any court or governmental agency, any Association Rules, lease agreement, contract (including the Merchant Agreements), mortgage, note, license or any other instrument to which Transferor is a party or to which Transferor or any of the Purchased Assets is subject.
      Fraud; Information Regarding Merchants.
        To Transferor’s knowledge, there is no active fraud investigation, there has been no actual fraud discovered, and there is no prospective fraud investigation as to any Merchant.
        To Transferor’s knowledge, all information furnished by Transferor regarding the types of businesses each Merchant conducts (by SIC and/or MCC Code classification) is accurate and complete as to each such Merchant. Transferor has established and followed procedures designed to determine the type of business engaged in by each Merchant.
        To the Transferor’s knowledge, no Merchant: (A) has been identified or is currently in any of Visa’s risk monitoring programs including the RIS Excessive Chargeback program, U.S. Merchant Chargeback Monitoring program, Global Merchant Chargeback Monitoring program, Global High-Risk Chargeback program or High-Risk Monitoring program; or (B) has been identified and is currently in any of MasterCard’s risk monitoring programs including Excessive Chargeback Merchant program, SAFE programs "4%" or "8%" violator, Excessive Risk Counterfeit program, or on the list published by MasterCard to identify merchants on the risk monitoring program.
        Transferor does not hold a Merchant Reserve Account, escrow or similar account to secure payment amounts due to Transferor pursuant to merchant processing services for any Merchant.
      Absence of Certain Changes and Events. Except as set forth on Schedule 8(a)(ix), at all times since June 30, 2008, Transferor has conducted its Merchant Business in the ordinary course, and has not:
        Suffered or become aware of any fact or circumstance that could reasonably be expected to cause a Material Adverse Effect on Transferor’s Merchant Business;
        Paid, discharged, satisfied or renewed any claim, liability or obligation with respect to Transferor’s Merchant Business, other than payment in the ordinary course of business and consistent with past practice;
        Permitted any of the Purchased Assets to be subject to any Encumbrance (other than Permitted Liens);
        Entered into any material commitment or transaction (including amendments and modification of Merchant Agreements), other than in the ordinary course of business consistent with past practice, affecting Transferor’s Merchant Business; or
        Agreed in writing, or otherwise, to take any action described in this Section 8(a)(ix).
      Compliance with Laws. Transferor is in material compliance with all Association Rules, regulations and certification requirements of applicable Card Associations and other laws, regulations, rules, ordinances, orders and other requirements applicable to the operation, conduct or ownership of Transferor’s Merchant Business and the Purchased Assets, and, except as set forth on Schedule 8(a)(x), Transferor has not received notice (written or oral) of, and Transferor does not have knowledge of any material violation or of any claim of a material violation of any Association Rules or regulation of applicable Card Associations or of any other applicable law, regulation, rule, ordinance, order or other requirement applicable to the operation, conduct or ownership of Transferor’s Merchant Business and the Purchased Assets.
      Prebillings or Prepayments. Transferor has not billed or received, and will not bill prior to the Transfer Date, any payments (in the form of retainers or otherwise) from, any of its customers or potential customers of its Merchant Business for services to be rendered or for expenses to be incurred subsequent to the Transfer Date.
      Disclosure; Information Regarding Merchant Business. To Transferor’s knowledge, all information concerning Transferor, its Merchant Business, and the Purchased Assets contained in this Agreement and in each Schedule attached hereto or otherwise furnished by Transferor in connection with the transactions contemplated by this Agreement is true, complete and accurate in all material respects as of the date thereof and does not, as of such date, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading. There is no material fact or information which has not been disclosed to the Buyer Parties in writing which could reasonably be expected to have a Material Adverse Effect on Transferor’s Merchant Business.
      Brokers. Except with respect to Morgan Keegan & Co., Inc., Transferor has not incurred any obligation or liability, contingent or otherwise, for brokers’ or finders’ fees or commissions in connection with the transactions contemplated by this Agreement.
    Transferee represents and warrants to Transferor and TransFirst the following as of the date hereof and as of the Transfer Date:
      Transferee is a state banking corporation, duly organized, validly existing and in good standing under the laws of the State of Georgia, with full power and authority to carry on its business as now conducted.
      Transferee has the corporate power and authority to execute, deliver and perform this Agreement and has secured all of its necessary corporate consents and approvals in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of Transferee enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership and similar laws affecting creditors’ rights generally and laws relating to the rights of creditors of federally insured financial institutions, and to general principles of equity (whether enforcement is sought in a proceeding in equity or at law).
      Transferee has not received notice from any federal, state or other governmental agency or regulatory body indicating that such agency or regulatory body would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.
      To Transferee’s knowledge, neither the execution and delivery by Transferee of this Agreement nor its performance hereunder, will (A) violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material agreement, indenture, mortgage, or lease to which Transferee is a party or by which it or its properties are bound, which breach or default would constitute a Material Adverse Effect on the Transferee or on the Transferee’s Merchant Business; (B) constitute a violation by Transferee of any law or regulation applicable to the Transferee, (C) violate any provision of the charter or bylaws of Transferee, or (D) violate any order, judgment, injunction or decree of any court, arbitrator or governmental body against or binding upon Transferee.
    TransFirst represents and warrants to Transferor and Transferee the following as of the date hereof and as of the Transfer Date:
      TransFirst is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to carry on its business as now conducted.
      TransFirst has the requisite power and authority to execute, deliver and perform this Agreement and has secured all necessary consents and approvals of its managers and/or members, as applicable, in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. Upon execution and delivery, this Agreement will constitute a valid and binding obligation of TransFirst enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, receivership and similar laws affecting creditors' rights generally and to general principles of equity (whether enforcement is sought in a proceeding in equity or at law).
      TransFirst has not received notice from any federal, state or other governmental agency or regulatory body indicating that such agency or regulatory body would oppose or not grant or issue its consent or approval, if required, with respect to the transactions contemplated by this Agreement.
      Neither the execution and delivery by TransFirst of this Agreement nor its performance hereunder, will (A) violate, conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material agreement, indenture, mortgage, or lease to which TransFirst is a party or by which it or its properties are bound, which breach or default would constitute a Material Adverse Effect on TransFirst or on its Merchant Business; (B) constitute a violation by TransFirst of any law or regulation applicable to the TransFirst, (C) violate any provision of the charter or bylaws of TransFirst, or (D) violate any order, judgment, injunction or decree of any court, arbitrator or governmental body against or binding upon TransFirst.
  Taxes. Notwithstanding any other provision of this Agreement, Transferor shall be responsible for all Taxes attributable to the ownership or sale of the Purchased Assets for all taxable periods ending on or before the Transfer Date ("Pre-Closing Taxes"). If either or both of the Buyer Parties make a payment of Pre-Closing Taxes or Transfer Taxes (as defined below), they shall be entitled to prompt reimbursement from Transferor upon presentation to Transferor of evidence of such payment. Transferor shall be responsible for any sales, use, documentary, recording, stamp, transfer, or similar Tax arising from the sale, assignment and transfer of the Purchased Assets and any related transactions contemplated by this Agreement ("Transfer Taxes"). Transferor shall file all necessary documentation and returns with respect to Transfer Taxes required by law to be filed, provided that the parties shall cooperate with one another in providing any certifications or taking such other actions as may be appropriate to qualify for any Tax exemption, including any sales tax exemption, that may be applicable with respect to such sale, assignment and transfer.
  Confidentiality of Information. On and after the date hereof, Transferor on the one hand, and the Buyer Parties on the other hand, and their respective officers, employees, agents and representatives shall treat all information learned or obtained about the businesses of the other (including information relating to the Purchased Assets and the Merchants, provided that information learned or developed by the Buyer Parties about the Purchased Assets and the Merchants shall not be confidential information of Transferor after the Transfer Date), as confidential and will not disclose such information to third parties except as needed to facilitate the transactions contemplated by this Agreement and the RSA Agreement, as required by law, as needed in connection with a lawsuit, claim, litigation or other proceeding or in connection with tax or regulatory matters or except to the extent that such information is already in the public domain, or subsequently enters the public domain, other than as a result of the breach of a receiving party’s obligations under this Section 10. Notwithstanding the foregoing, Transferor may publicly disclose this Agreement and the RSA to the extent it deems such disclosure necessary or advisable under applicable U.S. and State securities laws and regulations, or the rules of any applicable exchange upon which the securities of the Transferor’s publicly owned holding company are actively traded.
  Indemnification and Procedure.
    By Transferor: Transferor shall indemnify the Buyer Parties, their affiliates, and their respective successors and assigns, and their respective directors, officers, employees, consultants and agents (each a "Buyer Protected Party") and hold the Buyer Protected Parties harmless from any liability, loss, diminution in value, damage, cost, penalty, fine, Tax, demand, action, claim, or expense, including reasonable attorneys’ and accountants’ fees and expenses (whether or not involving a third-party claim) (each a "Loss" and collectively "Losses"), incurred by a Buyer Protected Party that relates to, results from or arises out of (i) any breach or inaccuracy of any representation or warranty of Transferor set forth in this Agreement; (ii) the breach by Transferor of any of its covenants or agreements contained in this Agreement; (iii) violations of law, governmental rules or regulations, and/or Association Rules, or intentional wrongdoing or gross negligence by Transferor in performing obligations in connection with this Agreement or under any of the Merchant Agreements; or (iv) the conduct by Transferor (or any affiliate or non-affiliate performing Payment Processing Services related to any Merchant Agreement) of Payment Processing Services for the Merchant Portfolio on or prior to the Transfer Date.
    By TransFirst. TransFirst shall indemnify the Transferor, its affiliates, and their successors and assigns, and their directors, officers, employees, consultants and agents (each a "Transferor Protected Party") and hold the Transferor Protected Parties harmless from any Loss or Losses, incurred by a Transferor Protected Party that relates to, results from or arises out of (i) any breach or inaccuracy of any representation or warranty of a Buyer Party set forth in this Agreement; (ii) the breach by a Buyer Party of any of its covenants or agreements contained in this Agreement; (iii) violations of law, governmental rules or regulations, and/or Association Rules, or intentional wrongdoing or gross negligence by a Buyer Party in performing its obligations in connection with this Agreement or under any of the Merchant Agreements; or (iv) the Assumed Liabilities.
    Cap. Transferor shall not be required to indemnify the Buyer Protected Parties, and the Buyer Parties shall not be required to indemnify (in the aggregate) the Transferor Protected Parties, for any Losses arising from any breach or inaccuracy of the Indemnifying Party’s representations and warranties that would otherwise be indemnifiable pursuant to Section 11(a)(i) or Section 11(b)(i), as applicable, to the extent that the amount of such indemnification, in the aggregate, exceeds an amount equal to the Purchase Price plus the aggregate amounts paid by TransFirst to Transferor under Section 2(c)(i) of the RSA Agreement as of the time that the indemnification claim is made. Notwithstanding the foregoing, the cap on indemnification liability set forth in this Section 11(c) shall not apply where the breach of the representation or warranty that is the subject of the indemnification claim is the result of the breaching party’s willful misconduct or fraudulent act or omission.
    Loss or Asserted Liability. Promptly after (a) becoming aware of circumstances that have resulted in a Loss or potential Loss, for which a Buyer Protected Party or a Transferor Protected Party (each an "Indemnified Party") as the case may be, intends to seek indemnification under Section 11 (a) or Section 11(b), or (b) receipt by the Indemnified Party of written notice of any demand, claim or circumstances which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any action, proceedings or investigation (an "Asserted Liability") that may result in a Loss, the Indemnified Party shall give written notice thereof (the "Claims Notice") to the other party obligated to provide indemnification pursuant to Section 11(a) or Section 11(b) (the "Indemnifying Party"). The Claims Notice shall describe the Loss or the Asserted Liability in reasonable detail and shall indicate the amount (if known and quantifiable) of the Loss or Asserted Liability that has been or may be suffered by the Indemnified Party. The Claims Notice may be amended on one or more occasions with respect to the amount of the Asserted Liability or the Loss at any time prior to final resolution of the obligation relating to the Asserted Liability or the Loss. Failure of the Indemnified Party to give promptly the notice required by this Section 11(d) shall not relieve the Indemnifying Party of its obligations to indemnify under this Section 11, except to the extent that the Indemnifying Party demonstrates that the defense of such claim is materially prejudiced by the Indemnified Party’s failure to give notice within such time period.
    Third Party Claims. If a claim by a third party (a "Third-Party Claim") is made against an Indemnified Party, the Indemnifying Party shall have thirty (30) days after receipt of the Claims Notice to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party. If the Indemnifying Party so chooses to assume the defense it shall do so promptly and diligently. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that, in such event, it shall waive any right to indemnity therefore by the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days after receipt of the Claims Notice that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefore pursuant to this Agreement. The Indemnifying Party shall not, except with the written consent of the Indemnified Party, enter into any settlement unless (i) there is no finding or admission of any violation of applicable law, (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, (iii) the Indemnified Party or its Affiliates shall have no liability with respect to any compromise or settlement of such Third-Party Claim, and (iv) the compromise or settlement provides to the Indemnified Party and its affiliates and agents an unconditional release from all liability with respect to such Third-Party Claim or the facts underlying such Third-Party Claim. With respect to any Third-Party Claim subject to indemnification under this Section 11, (x) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other party reasonably informed of the status of such Third-Party Claim and any related proceedings at all stages thereof, (y) the parties agree to render to each other assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim and (z) with respect to any Third-Party Claim subject to indemnification under this Section 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential and the attorney-client and work-product privileges.
    All claims for indemnification hereunder shall be asserted no later than two (2) years after the Transfer Date, except as follows:
      claims with respect to Losses arising out of or related in any way to Third-Party Claims (including, but not limited to, federal, state or local authorities or private parties) against any Buyer Protected Parties or Transferor Protected Parties with respect to any of the matters described in Section 11(a) or Section 11(b) hereof may be asserted until, and shall be asserted no later than, thirty (30) days after the expiration of the applicable statute of limitations with respect thereto; or
      claims arising out of or related in any way to the representations and warranties set forth in Sections 8(a)(i), (ii), (iii)(A)(3), (iv), (ix), and (b)(i), (ii) or (iv)(C) and (c)(i) or (ii), hereof, and to covenants hereunder, may be asserted until, and shall be asserted no later than, the expiration of the applicable statute of limitations with respect thereto.
  Notices. Any notice, request, consent, waiver or other communication required or permitted to be given hereunder shall be effective only if in writing and delivered (a) in person, (b) by United States mail, certified or registered, with return receipt requested, (c) by national overnight carrier with record of successful delivery retained (e.g., FedEx or UPS), or (d) by facsimile with record of successful transmission retained, as follows:
If to Transferor, to:	Bar Harbor Bank & Trust P.O. Box 400 82 Main Street Bar Harbor, ME 04609 Attn: David W. Thibault Telephone: 207-667-1036 Facsimile: 207-667-3545 Email: dthibault@bhbt.com

If to TransFirst, to:	TransFirst, LLC 371 Centennial Parkway Louisville, CO 80027 Attn: Marla Knutson Facsimile: 303-417-1021 Email: mknutson@transfirst.com

with a copy to:	TransFirst Holdings, Inc. 5950 Berkshire Lane Suite 1100 Dallas, Texas 75225 Attn: Andrew Rueff Facsimile: 214-453-7739 Email: arueff@transfirst.com

f to Transferee, to:	1125 First Avenue 2nd Floor Uptown Center Columbus, GA 31901 Attn: N. Fraser Cruickshank Telephone: 706-649-5548 Facsimile: 706-644-1086

  or to such other person or address as either party shall furnish to the other parties in writing pursuant to this Section 12.

  Governing Law; Jurisdiction and Jury Waiver.
    All questions with respect to this Agreement and the rights and liabilities of the parties hereunder shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.
    WITH RESPECT TO ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT, THE PARTIES AGREE THAT THE NON-EXCLUSIVE JURISDICTION AND VENUE SHALL PROPERLY LIE IN FEDERAL OR STATE COURT LOCATED IN NEW YORK, NEW YORK. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WILL BE PROPER IN ANY SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. THE PARTIES HEREBY FURTHER WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THEY MAY BE PARTIES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER OF JURY TRIAL IS SEPARATELY GIVEN, KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE. EACH PARTY IS HEREBY AUTHORIZED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF SUCH WAIVER OF RIGHT TO TRIAL BY JURY.
  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. This Agreement and the rights, privileges, duties and obligations of the parties hereto may not be assigned or delegated by any party without the prior written consent of the other party; provided, that such consent shall not be required (a) for the assignment by any party of its rights and privileges hereunder to an entity controlling, controlled by or under common control (based on ownership of voting rights) with such party (it being understood that no such assignment shall relieve the assigning party of its duties or obligations hereunder), (b) for the assignment by any party to any entity into or with which the assigning party shall merge or consolidate or to any person or entity to which the assigning party shall sell all or substantially of its assets, provided further, that upon the request of the non-assigning party the assignee shall formally agree in writing to assume all the rights and obligations of the assigning party created hereby, or (c) for the assignment by any party of its rights under this Agreement for collateral security purposes to any lender providing financing to such party or its affiliates and any such lender may exercise all of the rights and remedies of such party hereunder.
  Severability. If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement shall not be affected by such invalidity or unenforceability.
  Amendments. This Agreement may be amended, modified or supplemented only by an instrument in writing signed by all parties hereto.
  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties acknowledge that delivery of executed copies of this Agreement may be effected by facsimile or other comparable means, as well as by delivery of manually signed copies.
  Headings. The headings of the Sections and Subsections in the Agreement are inserted for convenience only and do not form part of this Agreement.
  Effect in Relation to Sponsorship Agreement. TransFirst and Transferee agree that the Purchased Assets shall be subject to the Sponsorship Agreement, including without limitation, Transferee’s right to indemnification from TransFirst for any trailing chargeback liability and any other liabilities arising from the acquired Merchants’ business and any and all Losses (as defined in the Sponsorship Agreement), costs, obligations, expenses or liabilities arising out of, related to or in connection with Transferee’s acquisition of the Purchased Assets or assumption of the Assumed Liabilities, including, without limitation, any Losses (as defined in the Sponsorship Agreement), costs, obligations, expenses or liabilities that arise out of or relate to the actions of TransFirst and/or Transferor prior to completion of the transfer to Transferee of the Purchased Assets.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

BAR HARBOR BANK & TRUST

By:
Name:
Title:
Date:

 TRANSFIRST, LLC

By:
Name:
Title:
Date:

COLUMBUS BANK & TRUST CO.

By:
Name:
Title:
Date:

EXHIBIT A

MERCHANT PORTFOLIO

EXHIBIT B

DEBIT CARD NETWORKS

STAR
Pulse
NYCE
Maestro
Interlink
Accel
Alaska
Option
Shazam
CU24